Exhibit 99.1

For Immediate Release

Contact: Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

VINEYARD NATIONAL BANCORP ANNOUNCES THE
APPOINTMENT OF CHIEF EXECUTIVE OFFICER AND CHIEF CREDIT OFFICER

Corona, California – September 18, 2008 – Vineyard National Bancorp (NASDAQ:VNBC) (“VNBC”), the holding company of Vineyard Bank, National Association (“Vineyard”), announced today that Glen C. Terry has been appointed as president and chief executive officer of VNBC and Vineyard, effective September 12, 2008.  In connection with the appointment, VNBC entered into an employment agreement with Mr. Terry, the terms of which are subject to regulatory approval.  In addition, Lucilio Couto was appointed executive vice president and chief credit officer of Vineyard, effective September 12, 2008.  Mr. Terry’s appointment is subject to regulatory approval by the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency, and Mr. Couto’s appointment is subject to regulatory approval by the Office of the Comptroller of the Currency.

Mr. Terry succeeds James G. LeSieur, III, VNBC and Vineyard’s interim chief executive officer and president since January 24, 2008.  Mr. LeSieur will assume the role of Vice Chairman of the Board of Directors (“Board”) for both VNBC and Vineyard.   Mr. Terry will continue as a member of the Board for both VNBC and Vineyard.

Mr. LeSieur said, “Glen is a distinguished and widely respected professional in the banking industry.  His experience and deep knowledge make him the ideal candidate to lead VNBC and Vineyard. The Board is unanimous in its decision that Glen is the right person to provide sound leadership to build on VNBC’s core strengths and successfully manage the company through the current environment.”

Mr. Terry is a career banking executive, having held the positions of president and chief executive officer of four regional community banks in northern California – The Vintage Bank (Napa), Solano Bank (Vacaville), Napa Valley Bank (Napa) and Tri Valley Bank (San Ramon).  Mr. Terry has served on the respective boards of each entity.  His career has also included senior positions in multi-billion dollar regional and interstate banks. At Napa Valley Bank, Mr. Terry engineered the company’s restructuring, established an effective sales culture, managed full compliance with and ultimate removal of a regulatory cease and desist order, substantially reduced troubled assets and significantly improved the profitability of the institution. In 1996, Napa Valley Bank was merged into Westamerica Bank. While at The Vintage Bank and Solano Bank, Mr. Terry managed the profitable and sound growth of the companies from approximately $192 million in assets to over $650 million in assets over a six year period, at which time the companies were sold to Umpqua Bank. Mr. Terry introduced and implemented a relationship oriented culture that resulted in the creation and growth of a substantial base of low cost core deposits, allowing the banks to inexpensively fund measured loan growth.

Mr. Terry said, “I am honored to have the opportunity to lead VNBC and Vineyard. Clearly, there are challenges ahead and in our current environment, but I am encouraged that most areas of VNBC continue to perform well. This performance is a testament to the quality of VNBC and Vineyard's employees and the longstanding commitment to provide excellent customer service. I see an institution with great strengths and potential. With the leadership of the new Board, the management team is taking decisive actions to face current challenges head on, and I am excited to have an opportunity to build on that progress.  I look forward to working with this dedicated team to restore confidence and value to our customers, depositors, and shareholders while continuing to deliver outstanding customer service.”

Prior to Mr. Couto’s appointment, he was executive vice president and chief risk officer of VNBC and Vineyard and will remain in this capacity until his successor is named.  Before joining VNBC and Vineyard in July 2007, Mr. Couto spent over 15 years working for the FDIC in a variety of positions, including most recently as a Senior Risk Management Examiner. He has expertise in risk management, regulatory compliance, credit analysis and financial statement analysis.  Prior to his appointment as executive vice president and chief credit officer, Mr. Couto was responsible for enterprise risk management, information security, consumer compliance (CRA/BSA) and general regulatory issues.

“The Board of Directors believe Mr. Couto’s extensive history and expertise in risk management, regulatory compliance and credit analysis make him the ideal candidate to fill the position of executive vice president and chief credit officer for Vineyard, and we welcome hiscontinued dedication and critical detail in his new position,”stated Douglas Kratz, chairman of the board.

About Vineyard National Bancorp

VNBC is a $2.2 billion bank holding company headquartered in Corona, and the parent company of Vineyard also headquartered in Corona.  Vineyard operates through 16 full-service banking centers and has four regional financial centers in the counties of Los Angeles, Marin, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif.  VNBC's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on VNBC visit www.vnbcstock.com. For additional information on Vineyard visit www.vineyardbank.com.

Forward Looking Statements

Certain matters discussed herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although VNBC believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond VNBC’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact VNBC and the statements contained herein include general and local economic conditions, particularly in Southern California, our substantial continuing net losses, our need for significant additional capital to continue operations and meet our obligations, and heightened regulatory oversight and increased regulatory restrictions, as well as risks contained in VNBC’s filings with the SEC including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements herein, VNBC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and other protections under the Federal securities laws. VNBC assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.